Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

County Bancorp, Inc.

We hereby consent to the incorporation by reference in the Form 8-K/A amendment No. 1 of County Bancorp, Inc., of our report dated March 17, 2016, with respect to the consolidated balance sheet of Fox River Valley Bancorp, Inc. and subsidiary as of December 31, 2015, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for the year ended December 31, 2015.

/s/ Wipfli LLP

Wipfli LLP

July 25, 2016

Appleton, Wisconsin